Exhibit 99.1

Contacts:
Medivation, Inc.	Lippert/Heilshorn & Associates
Patrick Machado, Chief Financial Officer	Bruce Voss/Don Markley
(415) 543-3470 x201	(310) 691-7100

MEDIVATION RECEIVES FDA PERMISSION TO BEGIN

DIMEBON HUNTINGTON’S DISEASE TRIAL

SAN FRANCISCO (September 28, 2006) – Medivation, Inc. (AMEX: MDV) today announced that on September 27, 2006 it received permission from the FDA to begin the Company’s U.S. Phase 1-2a clinical trial of Dimebon™ in patients with Huntington’s disease. Medivation expects patient dosing to begin in early October.

David Hung, MD, President and Chief Executive Officer of Medivation, commented: “We are delighted that the FDA has accepted our Dimebon data package to allow us to begin treating patients with Huntington’s disease in our clinical trial. Less than a year after first receiving animal data suggesting Dimebon’s potential efficacy in treating Huntington’s disease, we are ready to start clinical testing. Reaching this important milestone demonstrates our ability to advance the development of our technologies quickly and efficiently, which is a key component of our business strategy.”

Dimebon™ has been shown to prevent the death of brain cells (neurons) in preclinical models of Alzheimer’s disease and Huntington’s disease, making it a novel potential treatment for many neurodegenerative diseases. Dimebon recently met all five efficacy endpoints in a six-month randomized, double-blinded, placebo-controlled trial of 183 patients with mild to moderate Alzheimer’s disease. Patients in the trial were tested for a full spectrum of problems typically caused by Alzheimer’s disease, including memory loss, behavioral disturbances, and inability to perform everyday activities such as bathing and dressing. After six months of treatment, patients on Dimebon got significantly better on all of these tests. Dimebon patients also scored significantly better on all of these tests than did placebo patients. Dimebon, which has a 20-year record of human use, also was very well tolerated in this study. Medivation and its advisors designed this study to match closely the design of pivotal registration studies previously accepted by the FDA to approve currently marketed Alzheimer’s disease drugs, including duration of treatment, clinical endpoints and patient inclusion/exclusion criteria.

Medivation is conducting the Huntington’s disease study in collaboration with the Huntington Study Group (HSG), a network of more than 250 experienced clinical trial investigators,

coordinators and consultants from more than 60 academic and research institutions throughout the United States, Canada, Europe and Australia. The study will be performed at approximately 12 HSG sites in the United States, and the principal investigator is Karl Kieburtz, MD, MPH, Professor of Neurology at the University of Rochester and the Director of the HSG Clinical Trials Coordination Center.

“My colleagues at the HSG and I are enthusiastic about participating in this study to evaluate the safety, tolerability and preliminary efficacy of Dimebon as a treatment for Huntington’s disease,” said Dr. Kieburtz. “Prior research suggests that Dimebon may help address the debilitating memory, cognition and behavioral deficits experienced by Huntington’s disease patients, for whom no approved therapies presently exist.”

Lynn Seely, MD, Medivation’s Chief Medical Officer, added: “We are particularly pleased to be conducting this study in collaboration with the HSG. Since its formation in 1993, the HSG has been a leader in clinical research to address the devastation experienced by Huntington’s disease patients and their families. The depth and breadth of experience the HSG brings to this project is an enormous advantage to the Huntington’s disease patient community as well as to Medivation. We are honored that they have chosen to work with us on this important clinical trial.”

The Huntington’s disease clinical study has two parts – the first part is to assess the safety of various doses of Dimebon, and the second part is a randomized, double-blinded, placebo-controlled phase to assess the preliminary efficacy of Dimebon as a treatment for Huntington’s disease. Medivation will submit additional animal studies to the FDA before beginning the second part of the clinical trial, and expects to report clinical trial results in the second half of 2007.

About Huntington’s Disease

Huntington’s disease is a fatal neurodegenerative disorder characterized by involuntary movements, loss of cognitive function and memory, and a wide spectrum of behavioral disorders. The disease is caused by a specific genetic mutation, which results in degeneration and death of cells in many different regions of the brain. Anyone who carries at least one copy of the Huntington’s disease mutation and lives long enough will likely develop the disease. Death usually occurs between 10 and 20 years after the onset of symptoms, making Huntington’s disease a protracted and devastating illness. In the U.S. alone, approximately 30,000 patients currently suffer from Huntington’s disease, and an estimated 200,000 additional patients are genetically at risk for developing it. There are no FDA-approved therapies for Huntington’s disease, and no cure.

About Medivation

Medivation, Inc. acquires promising pharmaceutical and medical device technologies in the late preclinical development phase, and develops those technologies quickly and cost-effectively through human first proof-of-efficacy studies (generally the end of Phase 2 clinical trials). Depending on the indication, Medivation will either conduct late stage clinical studies internally, or seek to partner or sell successful programs to larger pharmaceutical, biotechnology or medical device companies. The Company intends to build and maintain a portfolio of four to six development programs at all times.

Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer, the last two of which are likely Orphan Drug indications. Key upcoming product development milestones include reporting results from a twelve-month extension study of Dimebon in Alzheimer’s disease patients (Q2 2007), from a Phase 1-2a study of Dimebon in Huntington’s disease patients (2H 2007), and from a clinical study of the lead MDV300 series compound in hormone-refractory prostate cancer patients (2H 2007). Further information about Medivation can be found on its website (www.medivation.com).

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the anticipated timing of regulatory and clinical milestones on the Company’s Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates have been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005, and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006, include more information about factors that could affect the Company’s financial and operating results.

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